Exhibit 32
Certification Pursuant to
18 U.S.C. Section 1350

In connection with the Quarterly Report of Synchrony Financial (the “registrant”) on Form 10-Q for the period ended September 30, 2020, as filed with the Securities and Exchange Commission on the date hereof (the “report”), we, Margaret M. Keane, Chief Executive Officer, and Brian J. Wenzel Sr., Chief Financial Officer, of the registrant, certify, pursuant to 18 U.S.C. § 1350, that to our knowledge:

1.	The report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

Date: October 22, 2020

/s/ Margaret M. Keane
Margaret M. Keane Chief Executive Officer

/s/ Brian J. Wenzel Sr.
Brian J. Wenzel Sr. Chief Financial Officer